EXHIBIT (e)(2)

Celanese AG - 61476 Kronberg im Taunus — Germany	Celanese AG Corporate Law	Corporate Center Frankfurter Straße 111 61476 Kronberg im Taunus Germany
Blackstone Management Associates (Cayman) IV L.P. 345 Park Avenue New York, New York 10154 U.S.A.		Dr. Jan-Mathias Kuhr Phone: +49 (0) 69/305- 38816 Telefax: +49 (0) 69/305-84160 Email: J-M. Kuhr@celanese.com

Kronberg, 21 April 2004

Confidentiality Letter Agreement

Attention: Chinh Chu
Ladies and Gentlemen:

     With the success of the Voluntary Public Takeover Offer for all outstanding ordinary shares of Celanese AG by BCP Crystal Acquisition GmbH & Co. KG (“Bidco”), we understand that you, as the indirect majority shareholder of Celanese AG, and Bidco, as the direct majority shareholder of Celanese AG, are — according to Section 17 German Stock Corporation Act (AktG) — deemed to exercise a controlling influence over Celanese AG and that you intend to establish a domination and profit and loss transfer agreement (Beherrschungs- und Gewinnabführungsvertrag) (the “Domination Agreement”) between Bidco and Celanese AG. We furthermore understand that you will, through Bidco, request access to certain confidential information of Celanese AG and its subsidiaries and affiliates (collectively the “Company”) to assist you in monitoring and enhancing the value of your investment in Celanese AG (the “Permitted Activity”). We are prepared to deliver such information to you following your execution and delivery to us of this letter agreement. All information about the Company furnished by us or our Representatives (as defined below), whether

Chairman of Supervisory Board; Günter Metz
Board of Management; Claudio Sonder, Chairman; David N. Weidman (Vice-Chairman), Lyndon Cole, Andreas Pohlmann, Perry W. Premdas
Registered place of business; Kronberg im Taunus . Commercial register: Konigstein im Taunus, HRB 5277

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oral or written, and regardless of the manner or form in which it is furnished, is referred, to in this letter agreement as “Confidential Information”. Confidential Information also includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, (b) was available to you on a nonconfidential basis prior to its disclosure by us or our Representatives, (c) becomes available to you on a nonconfidential basis from a person (other than us or our Representatives) who is not known to you to be prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to us or any Representative of ours or (d) is independently acquired or developed by you or on your behalf without violating any of your obligations under this letter agreement. As used in this letter agreement, the term “Representative” means, as to any person, such person’s affiliates (in the case of Blackstone Management Associates (Cayman) IV L.P., only to the extent Confidential Information is made available to such affiliate) and its and their directors, members, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel, management consultants and accountants) and such person’s financing sources. As used in this letter agreement, the term “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership or other

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legal or business entity or any individual.

     Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by us, you agree (a) except as required by Law (as defined below), to keep confidential and not to disclose or reveal any Confidential Information to any person other than those of your Representatives who are assisting you in any Permitted Activity or who otherwise need to know the Confidential Information for the purpose of any Permitted Activity and (b) not to use Confidential Information for any purpose other than in connection with the Permitted Activities. You acknowledge that you shall be responsible for any breach of the terms of this letter agreement by you or your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the Confidential Information. As used in this letter agreement, “Law” means any applicable law, regulation or valid legal process.

     In the event that you or any of your Representatives are requested pursuant to, or required by, Law to disclose any Confidential Information, you agree that you will provide us with prompt notice of such request or requirement in order to enable us to seek an appropriate protective order or other remedy (and if we seek such an order, you will provide such cooperation as we shall reasonably request), to consult with you with respect to our taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this letter agreement. In the event

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that such, protective order or other remedy is not obtained, or we waive compliance, in whole or in part, with the terms of this letter agreement, you or your Representative will disclose only that portion of the Confidential Information that you are advised by counsel is legally required to be disclosed and will use your best efforts to ensure that all Confidential Information so disclosed will be accorded confidential treatment.

     You acknowledge that none of the Company or its Representatives and none of the respective officers, directors, employees, agents or controlling persons of our Representatives makes any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and you agree that neither the Company, except in the case of gross negligence or willful misconduct by the Company, nor any of the above persons, except in the case of willful misconduct by such persons, shall have any liability to you or any of your Representatives relating to or arising from your or their use of any Confidential Information or for any errors therein or omissions therefrom.

     You further acknowledge that you are aware and that your Representatives have been advised that the United States securities laws as well as the respective applicable laws of Germany prohibit any person having non-public material information about a company from purchasing or selling securities of that company.

     It is understood and agreed that money damages would be an insufficient remedy for any actual or threatened breach of this letter agreement by you or your Representatives and that

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without prejudice to the rights and remedies otherwise available to us, we shall be entitled to equitable relief by way of injunction, specific performance or otherwise if you or any of your Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by you or your Representatives, then you will reimburse the Company for its costs and expenses (including reasonable legal fees and expenses) incurred in connection with all such litigation.

     It is further understood and agreed that no failure or delay by us in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

     This letter agreement constitutes the entire agreement between the parties with respect to the subject matter of this letter agreement and supercedes all prior agreements and understandings, both oral and written, between the parties and/or their affiliates with respect to the subject matter of this letter agreement, including in its entirety the Confidentiality Agreement, dated July 26, 2002, among Celanese AG, General Electric Company and Blackstone Management partners III L.L.C. (the “Prior Agreement”); provided, however, that any liability for breaches by a party hereto under the Prior Agreement arising prior to the date hereof shall survive and be resolved in each case in accordance with the applicable provisions of the

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Prior Agreement.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and the United States of America, in each case located in the County of New York, for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the State of New York and the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

     Any assignment of this letter agreement by either party without the prior written consent of the other party shall be void.

     If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced under any law or public policy,

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all other terms and provisions of this letter agreement shall nevertheless remain in full force and effect. If any term or provision of this letter agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this letter agreement.

     No modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon you or us, unless approved in writing by you and us.

     Notwithstanding anything to the contrary provided elsewhere herein, none of the provisions of this letter agreement shall in any way limit the activities of Blackstone Group Holdings L.L.C. and its affiliates in their businesses distinct from the private equity business of Blackstone Capital Partners IV L.P. or Blackstone Capital Partners (Cayman) IV L.P., provided that the Confidential Information is not made available to any business of the Blackstone Group Holdings L.L.C. distinct from its private equity business or to any Representatives of Blackstone Group Holdings L.L.C. or its affiliates who are not involved in the private equity business of Blackstone Capital Partners IV L.P. or Blackstone Capital Partners (Cayman) IV L.P.

     The parties agree to negotiate in good faith an appropriate termination date for this letter agreement and all the obligations contained herein, following registration of the Domination Agreement between the Company and your appropriate

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affiliate.

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     Please confirm your agreement with the foregoing by signing and returning a duplicate of this letter agreement via facsimile to Celanese AG at +49-69-305-82-731.

Very truly yours, CELANESE AG
By:	/s/ Joachim Kaffanke
Dr. Joachim Kaffanke

By:	/s/ Andreas Pohlmann
Dr. Andreas Pohlmann

Agreed and accepted as of the date first indicated above

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) IV L.P.

By: /s/ Robert L. Friedman

Authorised Person